Exhibit 10.1
Aspen Technology, Inc.
20 Crosby Drive
Bedford, MA 01730 USA

[phone] 781-221-5400
[fax] 781-221-5213
[world wide web] www.aspentech.com
[e-mail] info@aspentech.com

August 2, 2019
Mr. Gary M. Weiss
20 Deerfield Road
Wellesley Hills MA 02481
Dear Gary:
Thank you for your willingness to provide a transition from your employment as Chief Operating Officer of Aspen Technology, Inc. (the “Company”). This letter agreement amends your Amended and Restated Executive Retention Agreement effective January 30, 2019 (the “Employment Agreement”). The period from the date hereof through and including January 3, 2020 is defined as the “Transition Period”. Capitalized terms used but not defined in this letter agreement and defined in the Employment Agreement shall have the respective meanings ascribed to them in the Employment Agreement.
During the Transition Period, you agree to continue to perform your obligations as Chief Operating Officer, and your compensation will continue to consist of the following:

(a)	continued base salary

(b)	continued participation in Company benefits

(c)	continued vesting of your outstanding equity awards
In addition, you will be entitled to earn the following compensation:

(d)
a grant of $500,000 in immediately vested RSUs would be granted as of January 3, 2020 if the Company determines in its sole discretion that the Company achieved the mid-year Bonus Targets under the Company’s FY 2020 Executive Bonus Plan. This (plus the pro rata target bonus amount referenced in (f) below) would be in lieu of your participation in the FY 2020 Executive Bonus Plan.

(e)	$250,000 in equity awards (75% RSUs, 25% options) to be granted as of September 3, 2019, vesting 50% on September 30, 2019 and 50% on December 31, 2019

(f)
the compensation and benefits that would apply under the Employment Agreement had the Company terminated your employment as of the last day of the Transition Period other than for Cause (including salary continuation for 12 months, plus the pro rata amount of your target bonus for FY 2020 under the FY 2020 Executive Bonus Plan)

Notwithstanding the foregoing, and for the avoidance of doubt, this letter agreement does not constitute an employment contract, and you remain an “at will” employee of the Company. Should you no longer be employed by the Company prior to the conclusion of the Transition Period as a result of your voluntary resignation or your termination for Cause, you will be entitled only to (i) the compensation and benefits specified in clauses (a) through (c) above through the last day of your employment, (ii) any applicable compensation and benefits under the Employment Agreement, and (iii) any equity awards under clause (e) above that shall have been granted and vested prior to your last day of employment. Otherwise, the last day of the Transition Period shall be your last day of employment with the Company.

You agree that you will not, and you will take reasonable steps to seek to ensure that none of your affiliates, representatives, attorneys or agents will, at any time, either directly or indirectly, (a) defame, disparage, denigrate, criticize or speak poorly about the Company or any of the Company’s successors, assigns, subsidiaries, affiliates, directors, officers, employees, representatives, attorneys and agents (collectively, “Company Affiliates”) or (b) disclose, disseminate or provide to any third party any information or material that may harm, disparage, demean or reflect poorly upon or cause injury to the image, reputation or character of the Company or any of the Company Affiliates. You and the Company agree that this letter agreement satisfies in full all notice requirements set forth in Section 3.1 of your Employment Agreement. This letter agreement, your Employment Agreement and your Proprietary and Confidential Information and Non-competition and Non-solicitation Agreement dated August 6, 2018 collectively set forth the complete and sole agreement between you and the Company and supersede and replace any and all other agreements or understandings, whether oral or written, between the parties concerning the subject matter hereof. You acknowledge that you are no longer a participant in the Company’s Long-Term Incentive (“LTI”) plan for certain executives, and that you are no longer eligible to receive any grant of any LTI awards under any such plan, including, but not limited to, any performance-based awards. Any and all payments due to you under this letter agreement shall be conditioned on your compliance with your obligations to the Company, including your obligation to execute and deliver a Release to the Company as provided in the Employment Agreement. This letter agreement shall be governed by the laws of the Commonwealth of Massachusetts. If the terms of this letter agreement are acceptable, please sign this letter agreement and return it to me.

We look forward to a mutually satisfactory Transition Period and wish you the best in your future endeavors.

Aspen Technology, Inc.

By:	/s/ Antonio J. Pietri
Antonio J. Pietri
President and Chief Executive Officer

Accepted and Agreed:

/s/ Gary M. Weiss
Gary M. Weiss